Exhibit 99.2
                 SIMON TRANSPORTATION CLOSES WESTWAY ACQUISITION

SALT LAKE CITY, January 23, 2001 (PR Newswire) -- Simon Transportation Services Inc. (Nasdaq/NMS: SIMN) announced today that it closed its previously announced purchase of a portion of the trucking assets of Westway Express, Inc. on January 22, 2001.


Under the revised terms of the transaction, Simon refinanced 234 tractors and 264 temperature-controlled trailers, purchased an agreed number of Qualcomm units, and leased terminal facilities in Denver, Colorado and Albuquerque, New Mexico. As of this morning, Simon had hired approximately 290 company drivers, 45 independent contractors, and a number of maintenance employees and office personnel.


Simon Transportation is a truckload carrier providing nationwide, predominantly temperature-controlled transportation services for major shippers. The Company's Class A Common Stock trades on the Nasdaq National Market under the symbol "SIMN."

                       For additional information contact:
                     Alban B. Lang, Chief Financial Officer
                                 (801) 924-7000

This press release and statements by the Company in reports to its stockholders and public filings, as well as oral public statements by Company representatives contain certain information that is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the expected benefits of the acquisition of Westway. Such statements are based upon the current beliefs and expectations of Simon's management and are subject to significant risks and uncertainties that could cause actual results to differ materially from those projected. In addition to those mentioned above, without limitation, these risks and uncertainties include economic recessions or downturns in customers' business cycles, excessive increases in capacity within the truckload markets, decreased demand for transportation services offered by the Company, rapid inflation, high fuel prices, increases in interest rates, lower resale values of used equipment, the availability and compensation of qualified drivers, and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its stockholders and periodic reports on forms 10-K and 10-Q.